Exhibit 10.1

Execution Copy

June 10, 2013

Pinnacle Entertainment, Inc.

8918 Spanish Ridge Avenue

Las Vegas, Nevada 89148

Attn: Carlos Ruisanchez

Project Echo

Amended and Restated Commitment Letter

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Commitment Letter dated December 20, 2012 (together with the exhibits thereto as supplemented, amended or otherwise modified pursuant to the Joinder Letters (as defined below), the “Original Commitment Letter”) among Pinnacle Entertainment, Inc., a Delaware corporation (“Pinnacle” or “you”), JPMorgan Chase Bank, N.A. (“JPMCB”), J.P. Morgan Securities LLC (“JPMS” and, together with JPMCB, “JPM”), and Goldman Sachs Lending Partners LLC (“Goldman” and, together with JPM, the “Original Commitment Parties); (ii) that certain Fee Letter dated December 20, 2012 (as supplemented, amended or otherwise modified pursuant to the Joinder Letters, the “Original Fee Letter”) among Pinnacle and the Original Commitment Parties; (iii) that certain Commitment Joinder Letter dated January 24, 2013 (the “Combined Joinder Letter”) among Pinnacle, each Original Commitment Party, Bank of America, N.A. (“Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BAML”), Deutsche Bank Securities Inc. (“DBSI”), Deutsche Bank Trust Company Americas (“DBTCA”), Deutsche Bank AG Cayman Islands Branch (“DBCI”), Wells Fargo Bank, National Association (“Wells Fargo Bank”), WF Investment Holdings, LLC (“WF Investments”) and Wells Fargo Securities, LLC (“Wells Fargo Securities” and together with Bank of America, BAML, DBSI, DBTCA, DBCI, Wells Fargo Bank and WF Investments, the “Initial Additional Commitment Parties”); (iv) that certain Commitment Joinder Letter dated January 24, 2013 (the “Barclays Joinder Letter”) among Pinnacle, each Original Commitment Party and Barclays Bank PLC (“Barclays”); (v) that certain Commitment Joinder Letter dated January 25, 2013 (the “Credit Agricole Joinder Letter”) among Pinnacle, each Original Commitment Party and Credit Agricole Corporate and Investment Bank (“Credit Agricole”); (v) that certain Commitment Joinder Letter dated March 8, 2013 (the “Fifth Third Joinder Letter”) among Pinnacle, each Original Commitment Party and Fifth Third Bank (“Fifth Third”); (vi) that certain Commitment Joinder Letter dated March 15, 2013 (the “UBS Joinder Letter” and together with the Combined Joinder Letter, the Barclays Joinder Letter, the Credit Agricole Joinder Letter and the Fifth Third Joinder Letter, the “Joinder Letters”) among Pinnacle, each Original Commitment Party, UBS Loan Finance LLC (“UBSLF”) and UBS Securities LLC (“UBSS” and, together with the Initial Additional Commitment Parties, Barclays, Credit Agricole, Fifth Third and UBSLF, the “Additional Commitment Parties”, and individually, an “Additional Commitment Party”). You have advised the Original Commitment Parties and the Additional Commitment Parties (collectively, the “Commitment Parties”, and individually, a “Commitment Party”) that you would like to modify the Original Commitment Letter and the Original Fee Letter, and pursuant to the terms of this letter and the Fee Letter (as defined below), the Commitment Parties are willing to modify the Original Commitment Letter through an amendment and restatement thereof and the Original Fee Letter through an amendment and restatement thereof. The Original Commitment Parties and the Initial Additional Commitment Parties are sometimes referred to herein collectively as the “Major Commitment Parties” and individually as a “Major Commitment Party”.

You have advised the Commitment Parties that Pinnacle Entertainment, Inc., a Delaware corporation (“you” or “Pinnacle”) intends to acquire Ameristar Casinos, Inc., a Nevada corporation (the “Target Company”) through a newly created wholly-owned (directly or indirectly) subsidiary of Pinnacle (“Acquisition Holdings”). Pinnacle, Acquisition Holdings and the Target Company are sometimes collectively referred to herein as the “Companies” and the acquisition of the Target Company is referred to herein as the “Acquisition”.

In connection with the Acquisition, you have advised the Commitment Parties that you intend to undertake the following:

(a) to refinance the debt under (i) that certain Fourth Amended and Restated Credit Agreement, dated as of August 2, 2011 (as amended pursuant to that certain First Amendment to Fourth Amended and Restated Credit Agreement, dated as of March 19, 2012, the “Pinnacle Credit Agreement”) among Pinnacle, the several banks and other financial institutions or entities from time to time party thereto as Lender, and Barclays, as Administrative Agent and (ii) that certain Credit Agreement, dated as of April 14, 2011 (as amended pursuant to that certain First Amendment to Credit Agreement, dated as of April 16, 2012, the “Target Credit Agreement”) among the Target Company, the Lenders party thereto from time to time, and DBTCA, as Administrative Agent, with the following new credit facilities (the “New Pinnacle Credit Facilities”): (A) an up to $1,000,000,000 revolving credit facility and (B) a $1,935,000,000 term loan facility, with the terms of the New Pinnacle Credit Facilities to be as described in the Pinnacle Credit Agreement Summary of Terms (as defined below);

(b) to cause Pinnacle to obtain $315,000,000 in gross proceeds from the issuance and sale by Pinnacle of senior unsecured notes (the “New Pinnacle Notes”) or, if the New Pinnacle Notes are not issued and sold on or prior to the Acquisition Closing Date, $315,000,000 in senior unsecured bridge loans (the “Pinnacle Bridge Loans” and, together with any Pinnacle Rollover Loans and Pinnacle Exchange Notes (each, as defined in Annex II-A hereto), the “Pinnacle Bridge Facility”, and together with the New Pinnacle Credit Facilities, the “Facilities”) made available to Pinnacle as interim financing to the senior unsecured notes or any other securities of Pinnacle that may be issued after the Acquisition Closing Date for the purpose of refinancing all or a portion of the outstanding amounts under the Pinnacle Bridge Facility (the “New Pinnacle Permanent Securities”);

(c) to pay or cause to be paid consideration to the shareholders of the Target Company (the “Acquisition Consideration”) in an amount not to exceed $975,000,000, with such payment to be made with the proceeds of the New Pinnacle Notes and the Facilities; and

(d) to pay transaction fees and expenses related to the Transaction as set forth in the Summaries of Terms.

The Acquisition, the funding of loans under the New Pinnacle Credit Facilities and the issuance and sale of the New Pinnacle Notes and/or the entering into and funding of the loans under the Pinnacle Bridge Facility, are hereinafter collectively referred to as the “Transaction.” The date of the consummation of the Acquisition is referred to herein as the “Acquisition Closing Date.”

1. Commitments.

(a) The Facilities.

(i) Each Commitment Party set forth in the table below (in their capacity as Lenders under the New Pinnacle Credit Facilities, the “Initial Pinnacle Credit Agreement Lenders”) is pleased to advise you of its several and not joint commitment to provide the principal amount of the Pinnacle Revolving Credit Facility and Pinnacle Term Loan Facility set forth opposite its name in such table, and JPMCB’s willingness to act as the sole and exclusive administrative agent for the New Pinnacle Credit Facilities (the “Pinnacle Credit Agreement Administrative Agent”), all upon and subject to the terms and conditions set forth in this letter and in Annex I (the “Pinnacle Credit Agreement Summary of Terms”);

Commitment Party	Pinnacle Revolving Credit Facility	Pinnacle Term Loan Facility
JPMCB	$130,000,000	$355,556,250
Goldman	$115,000,000	$355,556,250
Bank of America	$115,000,000	$227,362,500
DBTCA	$115,000,000	$227,362,500
Wells Fargo Bank	$115,000,000	$227,362,500
Credit Agricole	$100,000,000	$174,150,000
Barclays	$75,000,000	$135,450,000
UBSLF	$100,000,000	$135,450,000
Fifth Third	$60,000,000	$96,750,000

(ii) each of JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole and UBSS is also pleased to advise you of its willingness and you hereby engage JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole and UBSS to act as joint arrangers, joint bookrunning managers and co-documentation agents (in such capacity, the “Pinnacle Credit Agreement Lead Arrangers”), in connection therewith and to pursue the New Pinnacle Credit Facilities and to form a syndicate of lenders (including the Initial Pinnacle Credit Agreement Lenders) for the New Pinnacle Credit Facilities (collectively, the “Pinnacle Credit Agreement Lenders”) reasonably acceptable to you;

(iii) Fifth Third is also pleased to advise you of its willingness and you hereby engage Fifth Third to act as a junior arranger and documentation agent in connection with the New Pinnacle Credit Facilities (in such capacity, the “Pinnacle Credit Agreement Junior Arranger”);

(iv) each Commitment Party set forth in the table below (in their capacity as Lenders under the Pinnacle Bridge Facility, the “Initial Pinnacle Bridge Lenders” and together with the Initial Pinnacle Credit Agreement Lenders, the “Initial Lenders”) is pleased to advise you of its several and not joint commitment to provide the percentage of the principal amount of the Pinnacle Bridge Facility set forth opposite its name in such table, and JPMCB’s willingness to act as the sole and exclusive administrative agent (in such capacity, the “Pinnacle Bridge Administrative Agent”, and together with the Pinnacle Credit Agreement Administrative Agent, the “Administrative Agents”) for the Pinnacle Bridge Facility, all upon and subject to the terms and conditions set forth in this letter and in Annex II (the “Pinnacle Bridge Summary of Terms”, and together with the Pinnacle Credit Agreement Summary of Terms, the “Summaries of Terms”);

Commitment Party	Percentage
JPMCB	18.375%
Goldman	18.375%
Bank of America	11.750%
DBCI	11.750%
WF Investments	11.750%
Credit Agricole	9.000%
Barclays	7.000%
UBSLF	7.000%
Fifth Third	5.000%

(v) each of JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole and UBSS is also pleased to advise you of its willingness and you hereby engage JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole and UBSS to act as joint arrangers, joint bookrunning managers and co-documentation agents (in such capacity, the “Pinnacle Bridge Lead Arrangers” and together with the Pinnacle Credit Agreement Lead Arrangers, the “Lead Arrangers), and in connection therewith to form a syndicate of lenders (including the Initial Pinnacle Bridge Lenders) for the Pinnacle Bridge Loans (collectively, the “Pinnacle Bridge Lenders” and together with the Pinnacle Credit Agreement Lenders, the “Lenders”) reasonably acceptable to you; and

(vi) Fifth Third is also pleased to advise you of its willingness and you hereby engage Fifth Third to act as a junior arranger and documentation agent in connection with the Pinnacle Bridge Facility (in such capacity, the “Pinnacle Bridge Junior Arranger” and together with the Pinnacle Credit Agreement Junior Arranger, the “Junior Arrangers”).

(b) Conditions Precedent. The commitments of the Initial Lenders in respect of the Facilities and the undertaking of the Lead Arrangers and the Junior Arrangers to provide the services described herein are subject to the satisfaction of each of the conditions precedent set forth in Section 5 herein and in Annex III hereto. All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Summaries of Terms.

(c) Reductions of Commitments.

(i) Sharing in Syndication (Pinnacle Revolving Credit Facility). In the event the aggregate commitments of the Lenders with respect to the Pinnacle Revolving Credit Facility shall exceed $1,000,000,000 prior to the Acquisition Closing Date, then the amount in excess of $1,000,000,000 shall be applied to reduce on a pro rata basis the respective commitments of each of the Commitment Parties and any other Additional Commitment Parties (as defined in any other Commitment Joinder Letter to this Commitment Letter (each, an “Other Commitment Joinder Letter”) executed and delivered in connection with the Transaction (collectively, the “Other Additional Commitment Parties”, and individually, an “Other Additional Commitment Party”).

(ii) Sharing in Syndication (Pinnacle Term Loan Facility and Pinnacle Bridge Facility). After the commitments of JPMCB and Goldman with respect to each of the Pinnacle Term Loan Facility and the Pinnacle Bridge Facility, as a percentage of the total commitments for each such Facility shall have been reduced to 16.25% for JPMCB and 15.00% for Goldman (as applicable), then any additional commitments received for either the Pinnacle Term Loan Facility or the Pinnacle Bridge Facility (whether as a result of syndication, transfers of interests in commitments or funded loans, or grants of participations in commitments or funded loans) prior to the date (such date, the “Final Syndication Date”) that is the earlier of (i) 60 days after the Acquisition Closing Date and (ii) a Successful Syndication (as defined in the Fee Letter), shall be applied to reduce on a pro rata basis the respective commitments of each of the Commitment Parties and the Other Additional Commitment Parties.

(iii) Acknowledgements. Each of the Commitment Parties acknowledges and agrees that (A) it will only share in commitment reductions with respect to the Pinnacle Revolving Credit Facility prior to the Acquisition Closing Date as provided in Section 1(c)(i) above, (B) it will only share in commitment reductions with respect to the Pinnacle Term Loan Facility and the Pinnacle Bridge Facility prior to the Final Syndication Date as provided in Section 1(c)(ii) above, and (C) no secondary selling, offers to purchase or transfers of commitments or funded loans or participations in commitments or funded loans by any Commitment Parties other than the Original Commitment Parties will occur with respect to (1) the Pinnacle Revolving Credit Facility until the Acquisition Closing Date and (2) the Pinnacle Term Loan Facility and the Pinnacle Bridge Facility until the Final Syndication Date. Furthermore, each Commitment Party represents that its commitments hereunder are commitments from its institution only, and do not in any way include a commitment or other arrangement from any other non-affiliated institution. Each Commitment Party acknowledges that it has, independently and without any reliance upon any other Commitment Party, any of their respective affiliates or any of their respective officers, directors, employees, agents, advisors or representatives, and based on the financial statements of Pinnacle and its subsidiaries, the Target Company and its subsidiaries and such other documents as it has deemed appropriate, made its own credit analysis and decision to enter into the commitment evidenced by the Commitment Letter.

2. Syndication. The Lead Arrangers that are Original Commitment Parties (collectively, the “Original Lead Arrangers”) in consultation with you intend to commence syndication of the Facilities promptly after your acceptance of the terms of this Commitment Letter and the Fee Letter. You agree to actively assist and to use your commercially reasonable efforts to cause the Target Company and its subsidiaries to actively assist the Original Lead Arrangers in achieving a syndication of the Facilities that is reasonably satisfactory to the Original Lead Arrangers. Such assistance shall include (a) your providing and causing your advisors to provide, and using your reasonable best efforts to cause the Target Company, its subsidiaries and its advisors to provide, the Original Lead Arrangers and the Lenders upon request with all information reasonably deemed necessary by the Original Lead Arrangers to complete such syndication, including, but not limited to, information and evaluations prepared by you, the Target Company and your and its advisors, or on your or their behalf, relating to the Acquisition (including the Projections (as defined below)); (b) assisting in the preparation of an information memorandum promptly following the date hereof with respect to each of the Facilities in form and substance customary for transactions of this type and otherwise reasonably satisfactory to the Original Lead Arrangers (each, an “Information Memorandum”) and other materials to be used in connection with the syndication of each such Facility (collectively with the Summaries of Terms and any additional summary of terms prepared for distribution to Public Lenders (as defined below), the “Information Materials”); (c) your using your commercially reasonable efforts to ensure that the syndication efforts of the Original Lead Arrangers benefit from your existing lending relationships and the existing banking relationships of you and the Target Company; (d) your obtaining, promptly following the date hereof and in any event prior to a date to be agreed, monitored public corporate credit or family ratings of Pinnacle after giving effect to the Transaction and ratings of the Facilities and the New Pinnacle Notes, in each case, from Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) (collectively, the “Ratings”); (e) until the date (such date the “Syndication Date”) that is the later of (i) the Acquisition Closing Date and (ii) the earlier of (A) 45 days after the Acquisition Closing Date and (B) a Successful Syndication, you shall not, and shall use your commercially reasonable efforts to ensure that none of the Companies shall, have syndicated or issued, attempted to syndicate or issue, announced or authorized the announcement of the syndication or issuance of, or engaged in discussions concerning the syndication or issuance of, any equity or debt of the Companies (other than the Facilities and the New Pinnacle Notes) without the prior written consent of the Original Lead Arrangers; and (f) your otherwise assisting the Original Lead Arrangers in their syndication efforts, including by making your officers and advisors, and using your reasonable best efforts to make the officers and advisors of the Target Company, available from time to time to attend and make presentations regarding the business and prospects of the Companies and the Transaction at one or more meetings of prospective Lenders.

Notwithstanding the right of the Original Lead Arrangers to syndicate the Facilities and the right of the Commitment Parties to receive commitments with respect thereto, syndication of, or receipt of commitments or participations in respect of, all or any portion of commitments hereunder of the Commitment Parties prior to the Acquisition Closing Date shall not be a condition to commitments of the Commitment Parties.

It is understood and agreed that the Original Lead Arrangers will manage and control all aspects of the syndication of the Facilities in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Facilities will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summaries of Terms, the Fee Letter or as otherwise agreed between you and the Original Commitment Parties. It is also understood and agreed that the amount and distribution of the fees among the Lenders will be at the sole and absolute discretion of the Original Lead Arrangers.

3. Information Requirements. You hereby represent, warrant and covenant that (a) all information, other than Pinnacle Projections (as defined below), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives relating to Pinnacle and its subsidiaries in connection with any aspect of the Transaction (other than the Target Company and its subsidiaries) (the “Pinnacle Information”) is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (b) all information, other than Target Projections (as defined below), that has been or is hereafter made available to the Lead Arrangers or any of the Lenders relating to the Target Company and its subsidiaries (including information made available by or on behalf of the Target Company or any of its representatives) in connection with any aspect of the Transaction (the “Target Information”, and together with the Pinnacle Information, the “Information”) is and will be, to the best of your knowledge, complete and correct in all material respects and does not and will not, to the best of your knowledge, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading, (c) all financial projections concerning the Companies (other than the Target Company and its subsidiaries) that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of you or any of your representatives (the “Pinnacle Projections”) have been or will be prepared in good faith based upon assumptions that are reasonable at the time made and at the time such projections are made available to the Lenders and (d) all financial projections concerning the Target Company and its subsidiaries that have been or are hereafter made available to the Lead Arrangers or any of the Lenders by or on behalf of the Target Company or its representatives (the “Target Projections”, and together with the Pinnacle Projects, the “Projections”) have been and will be, to the best of your knowledge, prepared in good faith based upon assumptions that are reasonable at the time made and at the time such projections are made available to the Lenders. You agree that if at any time prior to the Syndication Date any of the representations in the preceding sentence would be incorrect in any material respect if the Pinnacle Information, the Target Information, the Pinnacle Projections and the Target Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Pinnacle Information, the Target Information, the Pinnacle Projections and the Target Projections so that such representations will be correct at such time. In issuing this commitment and in arranging and syndicating the Facilities, the Commitment Parties are and will be using and relying on the Information and the Projections without independent verification thereof. The Information and Projections provided to the Original Lead Arrangers prior to December 20, 2012 are hereinafter referred to as the “Pre-Commitment Information”.

You acknowledge that (a) the Original Lead Arrangers on your behalf will make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks or another similar electronic system and (b) certain prospective Lenders (such Lenders, “Public Lenders”; all other Lenders, “Private Lenders”) may have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Companies, their respective affiliates or any other entity, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such entities’ securities. If requested, you will assist us in preparing an additional version of the Information Materials not containing MNPI (the “Public Information Materials”) to be distributed to prospective Public Lenders.

Before distribution of any Information Materials (a) to prospective Private Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Information Materials and (b) to prospective Public Lenders, you shall provide us with a customary letter in form and substance reasonably satisfactory to both you and us authorizing the dissemination of the Public Information Materials and confirming the absence of MNPI therefrom, in each case, exculpating the Commitment Parties and their respective affiliates with respect to liability related to the use of the contents of the Information Materials by the recipients thereof. In addition, at the request of the Original Commitment Parties, you shall identify Public Information Materials by clearly and conspicuously marking the same as “PUBLIC”. To the extent any Information Materials are not so marked “PUBLIC”, the Commitment Parties are authorized by you treat such Information Materials as if they contained MNPI.

Notwithstanding the foregoing, you agree that the Original Lead Arrangers on your behalf may distribute the following documents to all prospective Lenders regardless of whether marked “PUBLIC”, unless you advise the Original Lead Arrangers in writing (including by email) within a reasonable time prior to their intended distributions that such material should only be distributed to prospective Private Lenders: (a) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (b) notifications of changes to the terms of the Facilities, (c) customary marketing term sheets related to the Facilities and (d) other materials intended for prospective Lenders after the initial distribution of the Information Materials, including drafts and final versions of definitive documents with respect to the Facilities. If you advise us that any of the foregoing items should be distributed only to Private Lenders, then the Original Lead Arrangers will not distribute such materials to Public Lenders without further discussions with you.

4. Fees and Indemnities.

(a) You agree to pay the fees set forth in the separate fee letter addressed to you dated the date hereof from the Commitment Parties (the “Fee Letter”). You also agree to reimburse the Commitment Parties from time to time on demand for all reasonable out-of-pocket fees and expenses (including, but not limited to, the reasonable fees, disbursements and other charges of counsel to the Original Lead Arrangers and the Administrative Agents under each Facility, and of any special gaming and local counsel to the Lenders retained by the Lead Arrangers, and due diligence expenses) in connection with the Facilities, the syndication thereof, the preparation of the Credit Documentation (as defined below) therefor and the other transactions contemplated hereby, whether or not the Acquisition Closing Date occurs or any Credit Documentation is executed and delivered or any extensions of credit are made under any of the Facilities; provided that neither any Additional Commitment Party nor any affiliate of any Additional Commitment Party shall have any rights to expense reimbursement under this Section 4, except that each Additional Commitment Party shall be entitled to reimbursement for out of pocket costs and expenses (other than legal fees and expenses). You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto.

(b) You also agree to indemnify and hold harmless each of the Commitment Parties, each other Lender and each of their affiliates, successors and assigns and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) any aspect of the Transaction or any related transaction and any of the other transactions contemplated thereby or (ii) the Facilities or any use made or proposed to be made with the proceeds thereof (in all cases, whether or not caused or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Party), except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, or willful misconduct. In the case of any claim, litigation, investigation or proceeding (any of the foregoing, a “Proceeding”) to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such Proceeding is brought by you, your equity holders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to you, the Target Company or your or its subsidiaries or affiliates or to your or its respective equity holders or creditors or any other person arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct (as opposed to special, indirect, consequential or punitive) damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, bad faith, or willful misconduct. It is further agreed that the Commitment Parties shall only have liability to you (as opposed to any other person), and that the Commitment Parties shall be severally liable solely in respect of their respective commitments to the Facilities, on a several, and not joint, basis with any other Lender, and that such liability shall only arise to the extent damages have been caused by breach of the Commitment Parties’ respective obligations hereunder to negotiate in good faith the Credit Documentation on the terms set forth in this Commitment Letter and the Fee Letter, as determined in a final, non-appealable judgment by a court of competent jurisdiction. Notwithstanding any other provision of this Commitment Letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct, actual damages resulting from the gross negligence, bad faith, or willful misconduct of such Indemnified Party as determined by a final, non-appealable judgment of a court of competent jurisdiction. You shall not, without the prior written consent of an Indemnified Party, effect any settlement of any pending or threatened Proceeding against an Indemnified Party in respect of which indemnity could have been sought hereunder by such Indemnified Party unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability or claims that are the subject matter of such Proceeding and (ii) does not include any statement as to any admission.

5. Conditions to Financing. The commitment of the Lenders in respect of the Facilities and the undertaking of the Lead Arrangers and the Junior Arrangers to provide the services described herein, in each case, are subject only to the satisfaction of each of the conditions set forth in Annex III hereto and are subject to the negotiation, execution and delivery of definitive documentation with respect to each of the Facilities consistent with this Commitment Letter and the Fee Letter, customary for transactions of such type and otherwise reasonably satisfactory to the Lead Arrangers and the Lenders under the Facilities (the “Credit Documentation”).

Notwithstanding anything in this Commitment Letter, the Fee Letter, the Credit Documentation or any other letter agreement or other undertaking concerning the financing of the Transaction to the contrary, (a) the only representations the accuracy of which shall be a condition to the availability of the Facilities on the Acquisition Closing Date shall be (i) the representations made by or with respect to the Target Company and its subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that you have the right to terminate your obligations under the Acquisition Agreement or to decline to consummate the Acquisition pursuant to the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (the “Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below); and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Facilities on the Acquisition Closing Date if the conditions set forth in this Section 5 and in Annex III hereto are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties relating to organizational status, organizational power and authority to enter into the Credit Documentation, due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with charter documents, solvency of Pinnacle on a consolidated basis, in each case, after giving effect to the Transaction, Federal Reserve margin regulations, OFAC, the PATRIOT Act, FCPA, the Investment Company Act, status of the Facilities as senior debt (to the extent applicable) and the creation, validity, priority and perfection of the security interests granted in the intended collateral (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of certificates evidencing equity interests) is not provided on the Acquisition Closing Date, as applicable, after your use of commercially reasonable efforts to do so, then the provision of such perfected security interest(s) shall not constitute a condition precedent to the availability of the Facilities on the Acquisition Closing Date but shall be required to be delivered after the Acquisition Closing Date pursuant to arrangements to be mutually agreed by Pinnacle and the Original Commitment Parties acting reasonably).

6. Confidentiality and Other Obligations. This Commitment Letter and the Fee Letter and the contents hereof and thereof are confidential and, may not be disclosed in whole or in part to any person or entity without our prior written consent except (i) on a confidential basis to Pinnacle’s and the Target Company’s accountants, attorneys and other professional advisors in connection with the Transaction, (ii) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the reasonable advice of your legal counsel (in which case you agree to inform the Commitment Parties promptly thereof), (iii) this Commitment Letter and the Fee Letter (redacted in a manner reasonably satisfactory to the Original Commitment Parties) may be disclosed on a confidential basis to the respective boards of directors and advisors of the Target Company in connection with their consideration of the Transaction, (iv) this Commitment Letter (but not the Fee Letter) and its contents may be in any proxy or other public filing relating to the Acquisition, (v) you may disclose this Commitment Letter (but not the Fee Letter), and the contents hereof, to potential Lenders and their affiliates, equity investors and to rating agencies in connection with the Facilities and (vi) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials, any proxy or other public filing or any prospectus or other offering memorandum.

The Commitment Parties shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this letter agreement and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that nothing herein shall prevent the Commitment Parties from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the applicable Commitment Party agrees to inform you promptly thereof only to the extent permitted by law and other than in the case of ordinary course audits or examinations), (ii) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this agreement by the Commitment Parties, (iv) to the Commitment Parties’ affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and are informed of the confidential nature of such information, (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is received by the Commitment Parties from a third party that is not to the Commitment Parties’ knowledge subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by the Commitment Parties, (viii) to the applicable rating agencies in connection with any rating of the Facilities and/or New Pinnacle Notes or (ix) to potential Lenders, participants or assignees who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material). This paragraph shall terminate on December 20, 2014.

You acknowledge that the Commitment Parties or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. The Commitment Parties agree that they will not furnish confidential information obtained from you to any of their other customers and will treat confidential information relating to the Companies and their respective affiliates with the same degree of care as they treat their own confidential information. The Commitment Parties further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. In connection with the services and transactions contemplated hereby, you agree that the Commitment Parties are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning the Companies or any of their respective affiliates that is or may come into the possession of the Commitment Parties or any of such affiliates.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) each of the Facilities and any related arranging or other services described in this Commitment Letter is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties, on the other hand, (ii) the Commitment Parties have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby, (iv) in connection with each transaction contemplated hereby and the process leading to such transaction, each Commitment Party has been, is, and will be acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party, (v) the Commitment Parties have not assumed and will not assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether any of the Commitment Parties has advised or is currently advising you or your affiliates on other matters) and the Commitment Parties have no obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this Commitment Letter and (vi) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and the Commitment Parties have no obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against the Commitment Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter.

The Commitment Parties hereby notify the Companies that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “U.S.A. Patriot Act”), each of them is required to obtain, verify and record information that identifies the Companies, which information includes your name and address and other information that will allow the Commitment Parties, as applicable, to identify the Companies in accordance with the U.S.A. Patriot Act.

Pinnacle agrees that the Lead Arrangers and the Junior Arrangers may place advertisements in financial and other newspapers and journals at the expense of the Lead Arrangers and the Junior Arrangers describing the involvement of the Lead Arrangers and the Junior Arrangers in and services rendered with respect to the Transaction subject to customary confidentiality and disclosure restrictions.

7. Survival of Obligations. The provisions of Sections 2, 3, 4, 6 and 8 shall remain in full force and effect regardless of whether any Credit Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Commitment Parties hereunder, except that the provisions of Sections 2 and 3 shall not survive if the commitments and undertakings of the Commitment Parties with respect thereto are terminated prior to the effectiveness of the Facilities and funding thereof.

8. Miscellaneous. This Commitment Letter and the Fee Letter may be executed in multiple counterparts and by different parties hereto in separate counterparts, all of which, taken together, shall constitute an original. Delivery of an executed counterpart of a signature page to this Commitment Letter or the Fee Letter by telecopier, facsimile or other electronic transmission (e.g., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart thereof. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter or the Fee Letter.

This Commitment Letter and the Fee Letter and any claim, controversy or dispute arising out of or relating to this Commitment Letter or the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each party hereto hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Commitment Parties in the negotiation, performance or enforcement hereof. Each party hereto hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letter, the Transaction and the other transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. The parties hereto agree that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each party hereto waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

This Commitment Letter, together with the Fee Letter, embodies the entire agreement and understanding among the parties hereto and your affiliates with respect to the Facilities and supersedes all prior agreements and understandings relating to the subject matter hereof, including, without limitation the Original Commitment Letter and the Original Fee Letter. No party has been authorized by the Commitment Parties to make any oral or written statements that are inconsistent with this Commitment Letter. Neither this Commitment Letter (including the attachments hereto) nor the Fee Letter may be amended or any term or provision hereof or thereof waived or modified except by an instrument in writing signed by each of the parties hereto.

This Commitment Letter may not be assigned by you without prior written consent of each Commitment Party (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and the Indemnified Parties). Each Commitment Party may assign its commitment hereunder, in whole or in part, to any of its affiliates or to any Lender. Any assignment by any Commitment Party to any potential Lender made prior to the Acquisition Closing Date will only relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned if such assignment was approved by you (such approval not to be unreasonably withheld or delayed).

Please indicate your acceptance of the terms of the Facilities set forth in this Commitment Letter and the Fee Letter by returning to us executed counterparts of this Commitment Letter and the Fee Letter with respect to the Facilities not later than 11:59 p.m. (New York City time) on June 10, 2013, whereupon the undertakings of the parties with respect to the Facilities shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you at or prior to that time. Upon your acceptance of this offer, thereafter the commitments and undertakings of the Commitment Parties hereunder will expire on the earliest of (a) at 5:00 p.m. (New York City time) on September 21, 2013; (b) the termination of the Acquisition Agreement (as defined in Annex III hereto); (c) the closing of the Acquisition; and (d) the execution and delivery of the Credit Documentation by all parties thereto.

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours, JPMORGAN CHASE BANK, N.A.

By:	/s/ Marc Costantino
Name: Marc Costantino
Title: Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Tim Donahue
Name: Tim Donahue
Title: Managing Director

Signature Page to Commitment Letter

GOLDMAN SACHS LENDING PARTNERS LLC

By:	/s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

Signature Page to Commitment Letter

BANK OF AMERICA, N.A.

By:	/s/ Daniel Kelly
Name: Daniel Kelly
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Daniel Kelly
Name: Daniel Kelly
Title: Managing Director

Signature Page to Commitment Letter

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Jackson Merchant
Name: Jackson Merchant
Title: Director

By:	/s/ Scott Sartorius
Name: Scott Sartorius
Title: Managing Director

DEUTSCHE BANK TRUST COMPANY AMERICAS

By:	/s/ David A. Reid
Name: David A. Reid
Title: Director

By:	/s/ Eric Pratt
Name: Eric Pratt
Title: Director

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH

By:	/s/ David A. Reid
Name: David A. Reid
Title: Director

By:	/s/ Eric Pratt
Name: Eric Pratt
Title: Director

Signature Page to Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Rick Bokum
Name: Rick Bokum
Title: Managing Director

WF INVESTMENT HOLDINGS, LLC

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

WELLS FARGO SECURITIES, LLC

By:	/s/ Scott Yarbrough
Name: Scott Yarbrough
Title: Managing Director

Signature Page to Commitment Letter

BARCLAYS BANK PLC

By:	/s/ Vanessa Roberts
Name: Vanessa Roberts
Title: Managing Director

Signature Page to Commitment Letter

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ David Bowers
Name: David Bowers
Title: Managing Director

By:	/s/ Amy Trapp
Name:
Title:

Signature Page to Commitment Letter

FIFTH THIRD BANK

By:	/s/ Richard Arendale
Name: Richard Arendale
Title: Vice President

Signature Page to Commitment Letter

UBS SECURITIES LLC

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Leveraged Capital Markets Executive Director

By:	/s/ John Stroll
Name: John Stroll
Title: Director

UBS LOAN FINANCE LLC

By:	/s/ Kevin T. Pluff
Name: Kevin T. Pluff
Title: Leveraged Capital Markets Executive Director

By:	/s/ John Stroll
Name: John Stroll
Title: Director

Signature Page to Commitment Letter

The provisions of this Commitment Letter are accepted and agreed to as of the date first written above:

PINNACLE ENTERTAINMENT, INC., a Delaware corporation

By:	/s/ Carlos A. Ruisanchez
Name: Carlos A. Ruisanchez
Title: President and Chief Financial Officer

Signature Page to Commitment Letter

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

NEW PINNACLE CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex I is attached

Borrower:	Pinnacle Entertainment, Inc.

Guarantors:	Same as existing and future Guarantors of the Pinnacle Credit Agreement.

Administrative and Collateral Agent:	JPMCB will act as sole and exclusive administrative and collateral agent for the Pinnacle Credit Agreement Lenders (the “Pinnacle Credit Agreement Administrative Agent”).

Joint Arrangers and Joint Bookrunning Managers:	JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole and UBSS will act as joint arrangers and joint bookrunning managers for the New Pinnacle Credit Facilities (in such capacity, the “Pinnacle Credit Agreement Lead Arrangers”).

Documentation Agent:	JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole, UBSS and Fifth Third will act co-documentation agents for the New Pinnacle Credit Facilities.

Lenders:	JPMCB, Goldman, Bank of America, DBTCA, Wells Fargo Bank, Credit Agricole, Barclays, UBSLF and Fifth Third and other banks, financial institutions and institutional lenders selected by the Pinnacle Credit Agreement Lead Arrangers that are Original Commitment Parties (the “Pinnacle Credit Agreement Lenders”); provided that the Pinnacle Credit Agreement Lenders which are lenders with respect to the Pinnacle Revolving Credit Facility shall be subject to approval by the Borrower (such approval not to be unreasonably withheld or delayed).

Credit Facilities:	An aggregate principal amount of up to $2,935,000,000 will be available through the following facilities:

Pinnacle Revolving Credit Facility: An up to $1,000,000,000 revolving credit facility (the “Pinnacle Revolving Credit Facility”) to be provided by the Pinnacle Credit Agreement Lenders and available from time to time on or after the Acquisition Closing Date until the maturity date with respect to the Revolving Loans under the Pinnacle Credit Agreement, and to include a sublimit to be determined for the issuance of standby and commercial letters of credit (each, a “Letter of Credit”). Letters of Credit will be initially issued by a to be determined entity (in such capacity, the “Issuing Bank”), and each of the Pinnacle Credit Agreement Lenders under the Pinnacle Revolving Credit Facility will purchase an irrevocable and unconditional participation in each Letter of Credit. Up to $95,000,000 may be borrowed on the Acquisition Closing Date. Letters of Credit issued under the Pinnacle Credit Agreement and the Target Credit Agreement shall remain outstanding after the Acquisition Closing Date and be deemed to have been issued under the Pinnacle Revolving Credit Facility.

Annex I-1

Pinnacle Term Loan Facility: A $1,935,000,000 term loan facility (the “Pinnacle Term Loan Facility”) to be provided by the Pinnacle Credit Agreement Lenders and available on the Acquisition Closing Date.

Purpose:	The proceeds of loans under the Pinnacle Term Loan Facility, together with proceeds from either the New Pinnacle Notes or the Pinnacle Bridge Facility, shall be used to refinance the Pinnacle Credit Agreement and the Target Credit Agreement, to fund the Acquisition and to pay transaction fees and expenses and for the working capital and general corporate purposes of Pinnacle and its subsidiaries after the Acquisition Closing Date.

Interest Rates:	The interest rates per annum (calculated on a 360-day basis) applicable to the New Pinnacle Credit Facilities will be, at the option of the Borrower as set forth below at either LIBOR or the Base Rate plus the Applicable Margin set forth in the Fee Letter.

The Borrower may select interest periods of one, two, three or six months (and, if agreed to by all relevant Pinnacle Credit Agreement Lenders for the Pinnacle Revolving Credit Facility or the Pinnacle Term Loan Facility, as applicable, nine or twelve months or such other period) for LIBOR advances. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

“LIBOR” and “Base Rate” will have meanings customary and appropriate for financings of this type; provided that LIBOR with respect to the Pinnacle Term Loan Facility will be deemed to be not less than one percent (1.00%) per annum and Base Rate will be deemed to be not less than 100 basis points higher than one-month LIBOR.

During the continuance of an event of default, interest will accrue (i) on principal of any loan at a rate of 200 basis points in excess of the rate otherwise applicable to such loan and (ii) on any outstanding amount at a rate of 200 basis points in excess of the non-default interest rate then applicable to Base Rate loans under the Pinnacle Revolving Credit Facility, and will be payable on demand.

Commitment Fee:	Commencing on the Acquisition Closing Date, a commitment fee of a per annum amount to be determined (calculated on a 360-day basis) shall be payable on the actual daily unused portions of the Pinnacle Revolving Credit Facility, such fee to be payable quarterly in arrears and on the date of termination or expiration of the commitments.

Annex I-2

Calculation of Interest and Fees:	Other than calculations in respect of interest at the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes, and including treating as introduced or adopted after the Acquisition Closing Date all the Dodd-Frank Wall Street Reform and Consumer Protection Act and all related requests, rules, guidelines and directives promulgated thereunder and all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III.

Letter of Credit Fees:	Letter of Credit fees equal to the Applicable Margin from time to time on LIBOR advances under the Pinnacle Revolving Credit Facility on a per annum basis will be payable quarterly in arrears and shared proportionately by the Pinnacle Credit Agreement Lenders under the Pinnacle Revolving Credit Facility. In addition, a fronting fee of a per annum amount to be determined will be payable to the Issuing Bank for its own account, as well as customary issuance and documentary fees. Both the Letter of Credit fees and the fronting fees will be calculated on the amount available to be drawn under each outstanding Letter of Credit.

Maturity:	Pinnacle Term Loan Facility: The date seven years after the Acquisition Closing Date.

Pinnacle Revolving Credit Facility: The date five years after the Acquisition Closing Date.

Scheduled Amortization:	Pinnacle Term Loan Facility: The Pinnacle Term Loan Facility will be subject to quarterly amortization of one-quarter percent (0.25%) of the original principal amount of the Pinnacle Term Loan Facility (the “Scheduled Amortization”).

Pinnacle Revolving Credit Facility: None.

Incremental Facilities:	Similar to the Pinnacle Credit Agreement, subject to amounts to be agreed.

Mandatory Prepayments and Commitment Reductions:	Similar to the Pinnacle Credit Agreement, subject to baskets to be agreed.

Annex I-3

Optional Prepayments and Commitment Reductions:	Similar to the Pinnacle Credit Agreement.

Security:	Substantially the same as the collateral securing the obligations under the Pinnacle Credit Agreement and the Target Credit Agreement; provided that with respect to Borrower, the Target Company or any subsidiary that is licensed pursuant to a license issued by the Missouri Commission (any such entity, individually, a “Missouri Licensee”, and all such entities, collectively, the “Missouri Licensees”):

(i) neither Administrative Agent nor any Lender will, or can, have any security interest or rights of any kind related to possession or ownership of any license issued by the Missouri Gaming Commission (the “Missouri Commission”) or any interest in a license issued by the Missouri Commission, including but not limited to rights as a pledgee, hypothocatee or transferee;

(ii) neither Administrative Agent nor any Lender will, or can, have any security interest or rights of any kind related to possession or ownership of any ownership interest, as defined in 11 CSR 45-10.040, in any Missouri Licensee, including but not limited to rights as a pledgee, hypothocatee or transferee, except as follows (a) Administrative Agent will be granted on behalf of the Lenders a pledge of the ownership interests of the Missouri Licensees; and (b) Administrative Agent on behalf of the Lenders will obtain security interests in substantially all of the assets of the Missouri Licensees, subject to exceptions and permitted liens to be agreed;

(iii) neither Administrative Agent nor any Lender will have, or can have any security interest or rights of any kind related to possession or ownership of any slot machine, as defined in 11 CSR 45-10.055, including but not limited to rights as a pledgee, hypothocatee or transferee, except that with respect to the New Pinnacle Credit Facilities, Administrative Agent may be granted a security interest in the slot machines and gaming devices owned by the Missouri Licensees but such security interest is and shall be subject to the requirements of the Missouri Commission stated in 11 CSR 45-10.055 with respect to “Certain Transactions Involving Slot Machines.” 11 CSR 45-10.055 prohibits Administrative Agent from foreclosing, taking possession or otherwise taking ownership or possessory rights of any such machines in the state of Missouri unless such agent (a) holds a valid license issued by the Missouri Commission, (b) is a person or entity approved by the Missouri Commission for such purpose, or (c) adopts a different approach approved by the Missouri Commission; and

(iv) no security interest or rights of any kind related to possession or ownership of any ownership interest, as defined in 11 CSR 45-10.040, in any Missouri Licensee, including but not limited to rights as a pledgee, hypothocatee or transferee of such interest, may be utilized or acted upon to allow Administrative Agent to gain title, ownership, possession or control of such ownership interest or the ability to require such ownership interest to be transferred in any way, unless the Director of the Missouri Commission has received written notice from Administrative Agent at least 30 days prior to Administrative Agent so utilizing or acting upon such security interest or rights.

Annex I-4

Conditions Precedent to Closing:	Those specified in Section 5 of the Commitment Letter and Annex III to the Commitment Letter.

Conditions Precedent to Each Borrowing under the New Pinnacle Credit Facilities:	Those specified in Section 5 of the Commitment Letter and Annex III to the Commitment Letter.

After the Acquisition Closing Date, each borrowing or issuance or renewal of a Letter of Credit under the New Pinnacle Credit Facilities will be subject to satisfaction of the customary conditions precedent.

Representations and Warranties:	Usual and customary for transactions of this type and similar to the Pinnacle Credit Agreement.

Covenants:	Usual and customary affirmative, negative and financial covenants (applicable to the Borrower and its subsidiaries that are not designated as “unrestricted subsidiaries”) for a transaction of this type, including, without limitation, the following:

(a)	Affirmative Covenants: Similar to the Pinnacle Credit Agreement, subject to baskets to be agreed.

(b)	Negative Covenants: Similar to the Pinnacle Credit Agreement, subject to baskets to be agreed.

(c)	Financial Covenants: Similar to the Pinnacle Credit Agreement, subject to levels to be agreed.

Events of Default:	Similar to the Pinnacle Credit Agreement, subject to baskets to be agreed.

Unrestricted Subsidiaries:	Similar to the Pinnacle Credit Agreement.

Assignments and Participations:	Similar to the Pinnacle Credit Agreement.

Waivers and Amendments:	Similar to the Pinnacle Credit Agreement.

Indemnification:	Similar to the Pinnacle Credit Agreement.

Governing Law:	New York.

Annex I-5

Expenses:	Similar to the Pinnacle Credit Agreement.

Counsel to the Administrative Agent:	Latham & Watkins LLP.

Miscellaneous:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction.

Pinnacle Credit Agreement:	For purposes of this Pinnacle Credit Agreement Summary of Terms, the indication that provisions will be similar to the Pinnacle Credit Agreement means that such provisions will be similar to the provisions of the Pinnacle Credit Agreement with adjustments to give effect to the Transactions and otherwise reasonably requested by (i) either of the Original Lead Arrangers or (ii) the Lead Arrangers that are Major Commitment Parties and hold (or whose affiliates hold) a majority of the Commitments with respect to New Pinnacle Credit Facilities held by the Major Commitment Parties. If required consents are obtained from lenders under the Pinnacle Credit Agreement, the credit agreement with respect to the New Pinnacle Credit Facilities may be done in the form of an amendment and restatement of the Pinnacle Credit Agreement.

Annex I-6

ANNEX II-A

SUMMARY OF TERMS AND CONDITIONS

PINNACLE BRIDGE LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-A is attached.

Borrower:	Pinnacle Entertainment, Inc.

Guarantors:	None.

Pinnacle Bridge Administrative Agent:	JPMCB will act as sole and exclusive administrative agent for the Pinnacle Bridge Lenders (the “Pinnacle Bridge Administrative Agent”).

Joint Arrangers and Joint Bookrunning Manager:	JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole, and UBSS will act as joint arrangers and joint bookrunning managers for the Pinnacle Bridge Loans (in such capacity, the “Pinnacle Bridge Lead Arrangers”).

Documentation Agent:	JPMS, Goldman, BAML, DBSI, Wells Fargo Securities, Barclays, Credit Agricole, UBSS and Fifth Third will act co-documentation agents for the Pinnacle Bridge Loans.

Bridge Lenders:	JPMS, Goldman, BAML, DBCI, WF Investments, Barclays, Credit Agricole, UBSLF, Fifth Third and other financial institutions and institutional lenders selected by the Pinnacle Bridge Lead Arrangers (the “Pinnacle Bridge Lenders”).

Pinnacle Bridge Loans:	Up to $315,000,000 of senior unsecured bridge loans (the “Pinnacle Bridge Loans”) to satisfy a portion of the Acquisition Consideration on the Acquisition Closing Date. The Pinnacle Bridge Loans will be available to the Borrower in one drawing upon consummation of the Acquisition.

Ranking:	The Pinnacle Bridge Loans will be senior unsecured obligations of the Borrower and will rank pari passu in right of payment with all other senior unsecured obligations of the Borrower.

Security:	None.

Purpose:	The proceeds of the Pinnacle Bridge Loans, together with proceeds from the Pinnacle Term Loan Facility, shall be used to refinance the Pinnacle Credit Agreement and the Target Credit Agreement, to fund the Acquisition and to pay transaction fees and expenses and for the working capital and general corporate purposes of Pinnacle and its subsidiaries after the Acquisition Closing Date.

Annex II-A-1

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to three-month LIBOR plus the Applicable Margin (as defined in the Fee Letter), with such interest to increase by fifty (50) bps on each 90th day anniversary of the Acquisition Closing Date.

“LIBOR” shall be deemed to be not less than 1.25%.

During the continuance of an event of default, interest will accrue on the principal of the Pinnacle Bridge Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Pinnacle Bridge Loans, and will be payable on demand.

Following the Pinnacle Bridge First Anniversary (as defined below), interest on the Pinnacle Bridge Loans will accrue at a per annum rate equal to the Pinnacle Total Cap, and will be payable quarterly in arrears.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Cost and Yield Protection:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments of LIBOR loans, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Amortization:	None.

Optional Prepayments:	The Pinnacle Bridge Loans may be prepaid prior to the first anniversary of the Acquisition Closing Date (the “Pinnacle Bridge First Anniversary Date”), without premium or penalty, in whole or in part, upon written notice, at the option of the Borrower, at any time, together with accrued interest to the prepayment date.

Mandatory Prepayments:	The Borrower shall prepay the Pinnacle Bridge Loans without premium or penalty and offer to purchase Pinnacle Exchange Notes at the premium for optional redemptions set forth in Annex II-C (on a pro rata basis) together with accrued interest to the prepayment or purchase date, with (a) to the extent permitted pursuant the New Pinnacle Credit Facilities and the indenture for the existing notes for either Pinnacle or the Target Company (collectively, the “Existing Notes”), all net cash proceeds from (i) sales of property and assets of Pinnacle or any of its subsidiaries (including sales or issuances of equity interests by subsidiaries of Pinnacle but excluding sales of inventory in the ordinary course of business and other exceptions to be agreed in the Credit Documentation), and (ii) Extraordinary Receipts (to be defined to include extraordinary receipts such as tax refunds, casualty and indemnity payments, and certain insurance proceeds and to exclude cash receipts in the ordinary course of business), in each case, subject to reinvestment rights to be agreed; (b) to the extent permitted pursuant the New Pinnacle Credit Facilities and the indenture for the Existing Notes, all net cash proceeds from the issuance or incurrence after the Acquisition Closing Date of additional debt of Pinnacle and its subsidiaries other than certain debt permitted under the Credit Documentation; and (c) to the extent permitted pursuant the New Pinnacle Credit Facilities and the indenture for the Existing Notes, 100% of all net cash proceeds from any issuance of equity interest by, or equity contribution to, Pinnacle and its subsidiaries, in each case subject to exceptions to be agreed.

Annex II-A-2

Change of Control:	In the event of a Pinnacle Change of Control (to be defined), each Pinnacle Bridge Lender will have the right to require the Borrower, and the Borrower must offer, to prepay the outstanding principal amount of the Pinnacle Bridge Loans at a premium equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of prepayment.

Conversion into Pinnacle Rollover Loans:	If the Pinnacle Bridge Loans have not been previously prepaid in full for cash on or prior to the Pinnacle Bridge First Anniversary Date, the principal amount of the Pinnacle Bridge Loans outstanding on the Pinnacle Bridge First Anniversary Date may, subject to the conditions precedent set forth in Annex II-B, be converted into unsecured rollover loans with a maturity of seven years from the Pinnacle Bridge First Anniversary Date and otherwise having the terms set forth in Annex II-B (the “Pinnacle Rollover Loans”). Any Pinnacle Bridge Loans not converted into Pinnacle Rollover Loans shall be repaid in full on the Pinnacle Bridge First Anniversary Date.

Exchange into Exchange Notes:	Each Pinnacle Bridge Lender that is (or will immediately transfer its Pinnacle Exchange Notes to) an Eligible Holder (as defined in Annex II-C) will have the right, at any time on or after the Pinnacle Bridge First Anniversary Date, to exchange Pinnacle Rollover Loans held by it for unsecured senior exchange notes of the Borrower having the terms set forth in Annex II-C (the “Pinnacle Exchange Notes”). Notwithstanding the foregoing, the Borrower will not be required to exchange Pinnacle Rollover Loans for Pinnacle Exchange Notes unless at least $25,000,000 of Pinnacle Exchange Notes would be outstanding immediately after such exchange. In connection with each such exchange, or at any time prior thereto if requested by any Initial Pinnacle Bridge Lender, the Borrower shall (i) deliver to the Pinnacle Bridge Lenders that are receiving Pinnacle Exchange Notes, and to such other Pinnacle Bridge Lenders as any Initial Pinnacle Bridge Lender that is an Original Commitment Party or an affiliate of an Original Commitment Party (each such Lender, an “Original Pinnacle Bridge Lender” and all such Lenders, the “Original Pinnacle Bridge Lenders”), requests, an offering memorandum of the type customarily utilized in a Rule 144A offering of high yield securities covering the resale of such Pinnacle Exchange Notes or Pinnacle Bridge Loans by such Pinnacle Bridge Lenders, in such form and substance as reasonably acceptable to the Borrower and both of (A) the Original Pinnacle Bridge Lenders and (B) the Initial Pinnacle Bridge Lenders that are Major Commitment Parties and hold a majority of the Pinnacle Exchange Notes and Pinnacle Bridge Loans held by the Major Commitment Parties (such Lenders, the “Majority Major Bridge Lenders”), and keep such offering memorandum updated in a manner as would be required pursuant to a customary Rule 144A securities purchase agreement, (ii) execute an exchange agreement containing provisions customary in Rule 144A transactions (including indemnification provisions) if requested by either (A) the Original Pinnacle Bridge Lenders or (B) the Majority Major Bridge Lenders, (iii) deliver or cause to be delivered such opinions and accountants’ comfort letters addressed to the Initial Pinnacle Bridge Lenders and such certificates as the Original Pinnacle Bridge Lenders or the Majority Major Bridge Lenders may request as would be customary in Rule 144A offerings and otherwise in form and substance reasonably satisfactory to the Original Pinnacle Bridge Lenders and the Majority Major Bridge Lenders and (iv) take such other actions, and cause its advisors, auditors and counsel to take such actions, as reasonably requested by the Original Bridge Lenders or the Majority Major Bridge Lenders in connection with issuances or resales of Pinnacle Exchange Notes or Bridge Loans, including providing such information regarding the business and operations of Pinnacle and its subsidiaries as is reasonably requested by any prospective holder of Pinnacle Exchange Notes or Bridge Loans and customarily provided in due diligence investigations in connection with purchases or resales of securities.

Annex II-A-3

Conditions Precedent:	Those set forth in the Commitment Letter (including the conditions specified in Annex III to the Commitment Letter).

Covenants:	Affirmative covenants that are customary for a facility of this type.

Negative covenants that are customary for leveraged facilities of this type for borrowers of similar size and credit quality. In addition the Borrower will be required to comply with the Commitment Letter, the Fee Letter and the Engagement Letter, and to use best efforts to refinance the Pinnacle Bridge Loans as promptly as practicable following the Acquisition Closing Date, including by taking the actions specified in Annex III.

Representations and Warranties, Events of Default, Waivers and Consents:	Usual and customary for a transaction of this type.

Assignments and Participations:	Each Pinnacle Bridge Lender will be permitted to make assignments in minimum amounts to be agreed to other entities approved by the Pinnacle Bridge Administrative Agent, which approval shall not be unreasonably withheld or delayed; provided, however, that no such approval shall be required in connection with assignments to other Pinnacle Bridge Lenders or any of their affiliates. Each Pinnacle Bridge Lender will also have the right, without any consent, to assign as security all or part of its rights under the Credit Documentation to any Federal Reserve Bank. Pinnacle Bridge Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate and maturity date. An assignment fee in the amount of $3,500 will be charged with respect to each assignment unless waived by the Pinnacle Bridge Administrative Agent in its sole discretion.

If any Initial Pinnacle Bridge Lender makes an assignment of Pinnacle Bridge Loans at a price less than par, the assignment agreement may provide that, upon any repayment or prepayment of such Pinnacle Bridge Loans with the proceeds of an issuance of securities of Pinnacle or any of its subsidiaries in which the Initial Pinnacle Bridge Lenders or an affiliate thereof acted as underwriter or initial purchaser (an “Applicable Offering”), (i) the Borrower shall pay the holder of such Pinnacle Bridge Loans the price set forth in the assignment agreement as the price (which may be the price at which the Initial Pinnacle Bridge Lenders assigned such Pinnacle Bridge Loans but in any event may not be greater than par) at which the holder of such Pinnacle Bridge Loans will be repaid by the Borrower with the proceeds of an Applicable Offering (the “Agreed Price”) and (ii) the Borrower shall pay the Initial Pinnacle Bridge Lenders the difference between par and the Agreed Price. Such payments by the Borrower shall be in full satisfaction of such Pinnacle Bridge Loans in the case of a repayment or prepayment with proceeds of an Applicable Offering. For the avoidance of doubt, the provisions of this paragraph do not apply to any repayments or prepayments other than with proceeds of an Applicable Offering.

Governing Law:	New York.

Indemnification and Expenses:	Customary for facilities of this type.

Counsel to Target Bridge Lead Arrangers:	Latham & Watkins LLP.

Annex II-A-4

ANNEX II-B

PINNACLE ROLLOVER LOANS

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-B is attached.

Borrower:	Same as the Pinnacle Bridge Loans.

Guarantors:	None.

Rollover Loans:	Pinnacle Rollover Loans in an initial principal amount equal to 100% of the outstanding principal amount of the Pinnacle Bridge Loans on the Pinnacle Bridge First Anniversary Date. Subject to the conditions precedent set forth below, the Pinnacle Rollover Loans will be available to the Borrower to refinance the Pinnacle Bridge Loans on the Pinnacle Bridge First Anniversary Date. The Pinnacle Rollover Loans will be governed by the Credit Documentation for the Pinnacle Bridge Loans and, except as set forth below, shall have the same terms as the Pinnacle Bridge Loans.

Ranking and Security:	Same as Pinnacle Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a rate per annum equal to the Pinnacle Total Cap (as defined in the Fee Letter).

During the continuance of an event of default, interest will accrue on the principal of the Pinnacle Rollover Loans and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Pinnacle Rollover Loans, and will be payable on demand.

All calculations of interest shall be made on the basis of actual number of days elapsed in a 360-day year.

Maturity:	Eight years after the Acquisition Closing Date (the “Pinnacle Rollover Maturity Date”).

Optional Prepayments:	For so long as the Pinnacle Rollover Loans have not been exchanged for Pinnacle Exchange Notes of the Borrower as provided in Annex II-C, they may be prepaid at the option of the Borrower, in whole or in part, at any time, together with accrued and unpaid interest to the prepayment date (but without premium or penalty).

Conditions Precedent to Rollover:	The ability of the Borrower to convert any Pinnacle Bridge Loans into Pinnacle Rollover Loans is subject to the following conditions being satisfied:

(i)	at the time of any such refinancing, there shall exist no event of default or event that, with notice and/or lapse of time, could become an event of default, and there shall be no failure to comply with the Pinnacle Take-out Demand (as defined in the Fee Letter);

Annex II-B-1

(ii)	all fees due to the Pinnacle Bridge Lead Arrangers and the Initial Pinnacle Bridge Lenders shall have been paid in full;

(iii)	the Pinnacle Bridge Lenders shall have received promissory notes evidencing the Pinnacle Rollover Loans (if requested) and such other documentation as shall be set forth in the Credit Documentation; and

(iv)	no order, decree, injunction or judgment enjoining any such refinancing shall be in effect.

Covenants:	From and after the Pinnacle Bridge First Anniversary Date, the covenants applicable to the Pinnacle Rollover Loans will conform to those applicable to the Pinnacle Exchange Notes, except for covenants relating to the obligation of the Borrower to refinance the Pinnacle Rollover Loans and others to be agreed.

Assignments and Participations:	Same as the Pinnacle Bridge Loans.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Pinnacle Bridge Loans.

Annex II-B-2

ANNEX II-C

SUMMARY OF TERMS AND CONDITIONS

PINNACLE EXCHANGE NOTES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II-C is attached.

Issuer:	Pinnacle Entertainment, Inc.

Guarantors:	Same as the Pinnacle Bridge Loans.

Exchange Notes:	The Issuer will issue the Pinnacle Exchange Notes under an indenture that complies with the Trust Indenture Act of 1939, as amended (the “Pinnacle Indenture”). The Issuer will appoint a trustee reasonably acceptable to the holders of the Pinnacle Exchange Notes. The Pinnacle Indenture will include provisions customary for an indenture governing publicly traded high yield debt securities, but with covenants that are more restrictive in certain respects. Except as expressly set forth above, the Pinnacle Exchange Notes shall have the same terms as the Pinnacle Rollover Loans.

Ranking and Security:	Same as the Pinnacle Bridge Loans.

Interest Rate:	Interest shall be payable quarterly in arrears at a per annum rate equal to the Pinnacle Total Cap (as defined in the Fee Letter).

During the continuance of an event of default, interest will accrue on the principal of the Pinnacle Exchange Notes and on any other outstanding amount at a rate of 200 basis points in excess of the rate otherwise applicable to the Pinnacle Exchange Notes, and will be payable on demand.

Maturity:	Same as the Pinnacle Rollover Loans.

Amortization:	None.

Optional Redemption:	Until the date that is the 48 month anniversary of the Acquisition Closing Date (the “Redemption Date”), the Pinnacle Exchange Notes will be redeemable at a customary “make-whole” premium calculated using a discount rate equal to the yield on comparable Treasury securities plus 50 basis points. Thereafter, the Pinnacle Exchange Notes will be redeemable at the option of Pinnacle at a premium equal to 50% of the coupon on the Pinnacle Exchange Notes, declining ratably to par on the date which is 12 months prior to the Pinnacle Rollover Maturity Date.

In addition, Pinnacle Exchange Notes will be redeemable at the option of the prior to the Redemption Date with the net cash proceeds of qualified equity offerings of Pinnacle at a premium equal to the coupon on the Pinnacle Exchange Notes; provided that after giving effect to such redemption at least 65% of the aggregate principal amount of Pinnacle Exchange Notes originally issued shall remain outstanding.

Annex II-C-1

Mandatory Offer to Purchase:	The Issuer will be required to offer to purchase the Pinnacle Exchange Notes upon an Pinnacle Change of Control (to be defined in the Pinnacle Indenture but to exclude the Acquisition) at 101% of the principal amount thereof plus accrued interest to the date of purchase.

Right to Transfer Exchange Notes:	Each holder of Pinnacle Exchange Notes shall have the right to transfer its Pinnacle Exchange Notes in whole or in part, at any time to an Eligible Holder and, after the Pinnacle Exchange Notes are registered pursuant to the provisions described under “Registration Rights”, to any person or entity; provided that if the Issuer or any of its affiliates holds Pinnacle Exchange Notes, such Pinnacle Exchange Notes shall be disregarded in any voting. “Eligible Holder” will mean (a) an institutional “accredited investor” within the meaning of Rule 501 under the Securities Act, (b) a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, (c) a person acquiring the Pinnacle Exchange Notes pursuant to an offer and sale occurring outside of the United States within the meaning of Regulation S under the Securities Act, (d) a person acquiring the Pinnacle Exchange Notes in a transaction that is, in the opinion of counsel reasonably acceptable to the Issuer, exempt from the registration requirements of the Securities Act or (e) any Commitment Party; provided that in each case such Eligible Holder represents that it is acquiring the Pinnacle Exchange Notes for its own account and that it is not acquiring such Pinnacle Exchange Notes with a view to, or for offer or sale in connection with, any distribution thereof (within the meaning of the Securities Act) that would be in violation of the securities laws of the United States or any state thereof.

Registration Rights:	None.

Governing Law:	New York.

Indemnification and Expenses:	Same as the Pinnacle Bridge Loans.

Annex II-C-2

ANNEX III

CONDITIONS PRECEDENT TO CLOSING

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex III is attached.

The funding of the loans under the Facilities will be subject to the following conditions precedent:

(i) The Lead Arrangers shall be satisfied with the definitive agreement relating to the Acquisition (including all schedules and exhibits thereto) (the “Acquisition Agreement”) (it being understood that the Commitment Parties, the Lenders and the Lead Arrangers hereby acknowledge that they are satisfied with the Acquisition Agreement, dated as of December 20, 2012, and all exhibits, schedules, annexes, attachments and exhibits thereto which have been delivered to the Original Lead Arrangers at 3:54 pm Pacific time on December 20, 2012, as amended by that certain First Amendment to Agreement and Plan of Merger entered into as of February 1, 2013 (the “First Amendment”) among Pinnacle, Acquisition Holdings, PNK Development 32, Inc. (“Merger Sub”) and the Target Company, a copy of which was delivered to the Original Lead Arrangers at 5:19 pm Pacific time on April 22, 2013, and that certain Second Amendment to Agreement and Plan of Merger entered into as of March 14, 2013 (the “Second Amendment” and together with the First Amendment, the “Merger Agreement Amendments”) among Pinnacle, Acquisition Holdings, Merger Sub and the Target Company, a copy of which was delivered to the Original Lead Arrangers at 5:20 pm Pacific time on April 22, 2013); and the Acquisition Agreement as amended by the Merger Agreement Amendments (as so amended, the “Amended Merger Agreement”) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to that would be materially adverse to the Lenders or the Lead Arrangers (in their capacity as such) without the prior written consent of (A) the Original Lead Arrangers and (B) the Lead Arrangers that are Major Commitment Parties and hold (or whose affiliates hold) a majority of the commitments held by the Major Commitment Parties (the “Majority Lead Arrangers”).

(ii) Since December 20, 2012, there has been no Company Material Adverse Effect, which shall be defined as follows (any capitalized terms not defined in the Commitment Letter shall have the meaning set forth in the Amended Acquisition Agreement):

“Company Material Adverse Effect” means any event, change, occurrence or effect that would have or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Target Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence resulting from (a) changes in general economic, financial market, business or geopolitical conditions, (b) general changes or developments in any of the industries or markets in which the Target Company or its Subsidiaries operate or intend to operate, including increased competition, (c) any actions required to be taken pursuant to Section 5.7 of the Acquisition Agreement to obtain any approval or authorization under applicable antitrust or competition Laws or applicable Gaming Laws necessary for the consummation of the Merger, (d) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof, (e) any change in the price or trading volume of the Target Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (f) any failure by the Target Company to meet any published analyst estimates or expectations of the Target Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Target Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), (g) any outbreak or escalation of hostilities or war or any act of terrorism or any other national or international calamity, crisis or emergency, (h) the announcement of the Acquisition Agreement and the transactions contemplated thereby, including the initiation of litigation by any Person with respect to the Acquisition Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Target Company and its Subsidiaries due to the announcement and performance of the Acquisition Agreement or the identity of the parties to the Acquisition Agreement, or the performance of the Acquisition Agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein, (i) any action taken by the Target Company, or which the Target Company causes to be taken by any of its Subsidiaries, in each case which is required or permitted by the Acquisition Agreement or (j) any actions taken (or omitted to be taken) at the request of Pinnacle.

Annex III-1

(iii) The Lead Arrangers shall have received: (A) as soon as available and in any event within 40 days after the end of each fiscal quarter ending after the end of the 2012 fiscal year, an unaudited balance sheet and related statements of operations and cash flows of the Target Company and of Pinnacle for such fiscal quarter and for the elapsed period of the 2013 fiscal year and for the comparable periods of the prior fiscal year (the “Quarterly Financial Statements”) and (B) pro forma balance sheet and related statement of operations of Pinnacle and the Target Company for (i) the fiscal year ended 2012 (or 2011 if fiscal year 2012 audited financial statements are not yet required to be filed with the Securities and Exchange Commission), (ii) the last completed fiscal quarter for which Quarterly Financial Statements are required to be delivered under clause (A) above, and (iii) the latest four-quarter period ending with the last fiscal quarter for which Quarterly Financial Statements are required to be delivered under clause (A) above (the “LTM Financials”), in each of (i), (ii) and (iii), after giving effect to the Transaction (the “Pro Forma Financial Statements”), promptly after the historical financial statements for such periods are available, each of which financial statements shall meet the requirements of Regulation S-X under the Securities Act (other than the LTM Financials due to their preparation based on the latest four-quarter period) and all other accounting rules and regulations of the Securities and Exchange Commission promulgated thereunder. Notwithstanding the foregoing, each of the Target Company and Pinnacle will be deemed to have furnished such reports if it or its parent company has filed or furnished such reports with the SEC via the EDGAR filing system and such reports are publicly available

(iv) The Lead Arrangers and the Initial Lenders under the Facilities shall have received forecasts prepared by management of the Borrower, each in form reasonably satisfactory to the Original Lead Arrangers, the Majority Lead Arrangers and the Initial Lenders that are Original Commitment Parties under the Facilities, of balance sheets, income statements and cash flow statements for each quarter for the first two years following the Acquisition Closing Date, and for each of the four years commencing with the first fiscal year following the Acquisition Closing Date.

Annex III-2

(v) The Original Lead Arrangers shall have no less than 20 business days after the delivery of the applicable Information Memorandum prior to the Acquisition Closing Date in order to attempt to syndicate the Facilities pursuant to Section 2 of the Commitment Letter; provided that such 20 business-day period shall exclude the following days (such days, the “Black-Out Days”): (a) from July 3, 2013 through July 5, 2013 and (b) from August 19, 2013 through and including September 2, 2013.

(vi) All fees then due to the Administrative Agent, the Lead Arrangers and the Initial Lenders shall have been paid, and all expenses to be paid or reimbursed to the Administrative Agents and the Lead Arrangers that have been invoiced a reasonable period of time prior to the closing of the Facilities (and in any event, invoiced at least 3 business days prior to the closing of the Facilities (except as otherwise agreed by Pinnacle)) shall have been paid from the proceeds of the fundings under the Credit Documentation on the Acquisition Closing Date or otherwise.

(vii) After giving effect to the Transaction, the Companies shall have outstanding no indebtedness for borrowed money or preferred stock other than (a) the loans and other extensions of credit under the Facilities and (b) other indebtedness for borrowed money as set forth on Annex IV hereto or any refinancing of such indebtedness permitted under this Commitment Letter and the Fee Letter. The Lead Arrangers shall have received evidence reasonably satisfactory to the Original Lead Arrangers and the Majority Lead Arrangers of repayment of all indebtedness of such entities to be repaid on the closing of the Facilities.

(viii) Each of the Borrower and the applicable Guarantors, if any, under each Facility shall have provided the documentation and other information to the applicable Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, at least 10 business days prior to the closing of the Facilities.

(ix) Pinnacle shall have received all material governmental and/or regulatory approvals (including approvals from all applicable gaming authorities) necessary to consummate the Transaction (including on the terms and conditions contemplated by this Commitment Letter).

(x) The Initial Lenders shall have received certification as to the financial condition and solvency of Pinnacle, on a consolidated basis after giving effect to the Transaction, from the chief financial officer of Pinnacle. The Initial Lenders shall have received customary opinions of counsel to the Borrower and any applicable Guarantors (which opinions shall be reasonably satisfactory to the Original Lead Arrangers) under each Facility (which shall cover, among other things, authority, legality, validity, binding effect and enforceability of the documents for such Facility and creation and perfection of the liens granted thereunder on the collateral) and of appropriate local counsel and such customary corporate resolutions, certificates and other closing documents as the Original Lead Arrangers shall reasonably require.

(xi) In each case, subject to Section 5 of the Commitment Letter, with respect to the New Pinnacle Credit Facilities, all filings, recordations and searches necessary or desirable in connection with the liens and security interests in the collateral shall have been duly made; all filing and recording fees and taxes shall have been duly paid and any title insurance reasonably requested by the Administrative Agent under the New Pinnacle Credit Facilities with respect to real property interests of Pinnacle and the Guarantors under the New Pinnacle Credit Facilities shall have been obtained, in each case after giving effect to the Acquisition. The Pinnacle Credit Agreement Lenders shall have received endorsements naming the Pinnacle Credit Agreement Administrative Agent, on behalf of such Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of the Borrower and its subsidiaries forming part of the collateral under the New Pinnacle Credit Facilities. The collateral under the New Pinnacle Credit Facilities described in this clause will be, (A) with respect to Pinnacle and its subsidiaries (other than the Target Company and its Subsidiaries) comparable to the Pinnacle Credit Agreement and (B) with respect to the Target Company and its subsidiaries comparable to the Target Credit Agreement, and in each case under clause (A) and (B), the documentation granting the Pinnacle Credit Agreement Administrative Agent a security interest in such collateral will be comparable to the documentation provided pursuant to the Pinnacle Credit Agreement.

Annex III-3

(xii) On the date hereof, Pinnacle has entered into an amended and restated engagement letter (the “Engagement Letter”) (a copy of which has been provided to the Commitment Parties) with J.P. Morgan Securities LLC, Goldman, Sachs and Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Barclays Capital Inc., Credit Agricole Securities (USA) Inc., UBS Securities LLC and Fifth Third Securities, Inc. (collectively, the “Investment Banks”), and pursuant to the Engagement Letter, Pinnacle has engaged the Investment Banks to sell or place the New Pinnacle Notes and (a) the Investment Banks shall have received (i) a preliminary offering memoranda or preliminary private placement memoranda (“Offering Document”), which shall be in customary complete form or which, with respect to the description of notes and any other parts thereof for which the Investment Banks’ or their advisors’ cooperation or approval is required for them to be complete, the Borrower shall have used its commercially reasonable efforts to cause it to be complete, and in either case, which Offering Document shall contain information regarding the Borrower of type and form customarily included in private placements under Rule 144A of the Securities Act and financial statements, pro forma financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-10 of Regulation S-X and subject to exceptions customary for private placements pursuant to Rule 144A of the Securities Act) and (ii) drafts of customary “comfort” letters (including “negative assurance” comfort) that independent accountants of the Borrower would be prepared to deliver upon completion of customary procedures in connection with the offering of the New Pinnacle Notes and (b) the Investment Banks shall have been afforded a consecutive 20 business-day period ending on the day that is two business days prior to the Acquisition Closing Date to seek to offer and sell or privately place the New Pinnacle Notes with qualified purchasers thereof; provided that such 20 business-day period shall exclude the Black-Out Days.

(xiii) The Fourth Supplemental Indenture dated as of April 2, 2013 (the “Consent Supplemental Indenture”) among the Target Company, the Guarantors (as defined therein) and Wilmington Trust, National Association, as trustee (the “Trustee”), (a) remains in full force and effect, (b) shall not have been altered, amended or otherwise changed or supplemented or any provision waived or consented to that would be materially adverse to the Lenders or the Lead Arrangers (in their capacity as such) without the prior written consent of the Original Lead Arrangers and the Majority Lead Arrangers, and (c) the Target Company shall have or shall concurrently with the closing of the Facilities have delivered written notice to the Trustee of the occurrence of the effective time of the Alternative Merger and the Post-Effective Merger, pursuant to Section 3.01 of the Consent Supplemental Indenture.

Annex III-4

(xiv) On the Acquisition Closing Date, the Target Company shall have paid to the paying agent on behalf of Holders (as defined in the Consent Supplemental Indenture) who delivered valid and unrevoked consents to the Waivers (as defined in the Consent Supplemental Indenture) and Amendments (as defined in the Consent Supplemental Indenture) prior to the Expiration Time (as defined in the Consent Supplemental Indenture) the remaining 50% of the Consent Fee (as defined in the Consent Solicitation Statement (as defined in the Consent Supplemental Indenture)).

Annex III-5

ANNEX IV

DEBT

All capitalized terms used and not otherwise defined herein shall have the same meanings as specified therefor in the Commitment Letter of which this Annex is a part.

•	Target Company’s 7.50% Senior Unsecured Notes due 2021;

•	Pinnacle’s 8.625% Senior Unsecured Notes due 2017;

•	Pinnacle’s 8.75% Senior Subordinated Unsecured Notes due 2020;

•	Pinnacle’s 7.75% Senior Subordinated Unsecured Notes due 2022;

•	The New Pinnacle Notes; and

•	Other long-term debt of the Target Company in an amount not to exceed $600,000.

Annex IV-1